Exhbit 99.1

NEWS RELEASE

DRESS BARN, INC. REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

-- 4Q ’07 Comparable Sales Increase 5 Percent --
-- 4Q ’07 Earnings Increase 38 Percent To $33.6 Million Or $0.48 Per Share --
-- Fiscal ’07 Comparable Sales Increase 5 Percent --
-- Fiscal ’07 Earnings Increase 28 Percent To $101.2 Million Or $1.45 Per Share --
-- Company Introduces Fiscal ’08 Earnings Guidance --

SUFFERN, NY - SEPTEMBER 18, 2007 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for the fourth quarter and fiscal year ended July 28, 2007.

Fiscal Fourth Quarter Results

Net sales for the fiscal fourth quarter ended July 28, 2007 increased 11% to a record level of $379.9 million compared to last year’s $343.3 million for the fiscal fourth quarter ended July 29, 2006. Comparable store sales increased 5% on top of a 7% increase for the same fiscal quarter last year.

Net earnings for the fiscal fourth quarter increased to a record level of $33.6 million, or $0.48 per diluted share. This compares to net earnings of $24.4 million, or $0.35 per diluted share, for the comparable period of fiscal 2006.

During the fourth quarter the Company recognized, within net sales, $3.7 million from the non-redemption of a portion of gift cards and gift certificates sold, and merchandise credits issued. This represents the cumulative effect of breakage income. As a result, diluted earnings per share were favorably impacted during the quarter and the year by approximately $0.03.

2007 Fiscal Year Results

Net sales for the fiscal year ended July 28, 2007 increased 10% to a record level of $1.427 billion compared to $1.300 billion reported for the fiscal year ended July 29, 2006. Comparable store sales increased 5% in fiscal 2007 on top of an 8% increase in fiscal 2006.

Net earnings for the fiscal 2007 increased to a record level of $101.2 million, or $1.45 per diluted share. This compares to net earnings of $79.0 million, or $1.15 per diluted share, for the comparable period last year. Excluding the impact of breakage income, diluted earnings per share for fiscal 2007 would have been $1.41.

Commentary

David R. Jaffe, President and Chief Executive Officer of Dress Barn, Inc. commented, “We are again pleased to report record quarterly and annual sales and earnings results, marking the strongest performance in our Company’s history. This milestone was achieved on top of a record performance in the prior year. We are very pleased to have leveraged this performance, generated approximately $90 million in free cash, repurchased a significant amount of our stock, and grown our store base.”

Mr. Jaffe continued, “As we begin the new fiscal year, our maurices business continues its strong performance. Our dressbarn stores business has slowed as we believe this customer is feeling more of the effects of the current economic slowdown. This has resulted in increased dressbarn stores inventory levels versus our plan which will require increased markdowns throughout the first quarter to bring these levels into line. We are optimistic that our dressbarn business will improve as we move through the fall/holiday season and into spring.”

“As previously announced, we completed the Company’s $75 million share repurchase program by recently repurchasing 2.6 million of our total outstanding shares at cost of approximately $48.3 million. While we intend to seek Board approval of a new share repurchase program at this Thursday’s Board meeting, we are also cognizant that our strong balance sheet and cash flow place us in an excellent position, particularly given the current capital markets environment, to take advantage of further strategic development opportunities.”

Fiscal July 2008 Guidance

The Company’s guidance for earnings per diluted share for fiscal 2008 is in the range of $1.40 to $1.50, based on 67.5 million fully diluted shares outstanding and is reflective of the Company’s current business outlook. This estimate is based upon various assumptions, including estimated comparable store sales growth in the 3% to 4% range for the year. The Company plans to open 105 stores and close approximately 30 stores, ending fiscal 2008 with 1,505 stores in operation. Capital expenditures are estimated to be in the range of $70 million to $75 million.

Conference Call Information

The Company will conduct a conference call tomorrow, September 19, 2007 at 9:00 AM Eastern Time to review its fiscal fourth quarter and year end financial results followed by a question and answer session. Parties interested in participating in the conference should dial-in five minutes prior to the conference call at (617) 614-4910; the passcode is 52460111. The conference call will also be simultaneously broadcast at www.dressbarn.com. A recording of the conference call will be available until October 26, 2007 by dialing (617) 801-6888, the passcode is 79273019.

About Dress Barn, Inc.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of July 28, 2007, the Company operated 821 dressbarn stores in 46 states and 607 maurices stores in 42 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 29, 2006 and Form 10-Q for the quarter ended April 28, 2007.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings- Unaudited
Amounts in thousands, except per share amounts

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	July 28,		July 29,		July 28,		July 29,
	2007		2006		2007		2006

Net sales	$379,902	100.0%	$343,305	100.0%	$1,426,607	100.0%	$1,300,277	100.0%
Cost of sales, including occupancy and buying costs	216,010	56.9%	199,911	58.2%	842,192	59.0%	773,631	59.5%
Gross profit	163,892	43.1%	143,394	41.8%	584,415	41.0%	526,646	40.5%

Selling, general and administrative expenses	100,130	26.4%	94,417	27.5%	383,652	26.9%	353,031	27.2%
Depreciation and amortization	11,935	3.1%	10,827	3.2%	45,791	3.2%	41,679	3.2%
Operating income	51,827	13.6%	38,150	11.1%	154,972	10.9%	131,936	10.1%
Interest income	2,637	0.7%	1,228	0.4%	7,051	0.5%	2,656	0.2%
Interest expense	(1,152)	-0.3%	(1,206)	-0.4%	(4,883)	-0.3%	(5,364)	-0.4%
Other income	371	0.1%	382	0.1%	1,382	0.1%	1,526	0.1%
Earnings before income taxes	53,683	14.1%	38,554	11.2%	158,522	11.1%	130,754	10.1%
Income taxes	20,054	5.3%	14,111	4.1%	57,340	4.0%	51,800	4.0%
Net earnings	$33,629	8.9%	$24,443	7.1%	$101,182	7.1%	$78,954	6.1%

Earnings per share:
Basic	$0.54		$0.40		$1.63		$1.29
Diluted	$0.48		$0.35		$1.45		$1.15

Weighted average shares outstanding:
Basic	62,370		61,653		62,020		61,216
Diluted	70,027		70,454		70,022		68,728

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
Amounts in thousands
	July 28,	July 29,
ASSETS	2007	2006
Current Assets:
Cash and cash equivalents	$67,133	$34,168
Restricted cash	-	100
Marketable securities and investments	177,446	118,745
Merchandise inventories	197,143	170,487
Deferred income tax asset	10,799	6,459
Prepaid expenses and other	17,831	19,404
Total Current Assets	470,352	349,363

Property and Equipment	485,203	452,816
Less accumulated depreciation and amortization	228,749	214,751
Property and equipment, net	256,454	238,065

Intangible Assets, net	108,932	110,199
Goodwill	130,656	132,566
Other Assets	21,488	16,667
TOTAL ASSETS	$987,882	$846,860

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable - trade	$133,802	$121,198
Accrued salaries, wages and related expenses	43,994	38,917
Other accrued expenses	60,009	38,557
Customer credits	15,141	16,260
Income taxes payable	4,238	11,453
Current portion of long-term debt	1,211	1,148
Total Current Liabilities	258,395	227,533

Long-Term Debt	143,540	144,751
Deferred Rent and Other	65,286	55,352
Deferred Income Tax Liability	11,260	10,077
Total Liabilities	478,481	437,713
Shareholders' Equity	509,401	409,147
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$987,882	$846,860